                                                                    Exhibit 99.1

                                 COINSTAR, INC.

                                 BALANCE SHEETS

                                                                                                   JUNE 30,
                                                                             DECEMBER 31,  -------------------------
                                                                                 1996         1997
                                                                             ------------  -----------      1997
                                                                                                        ------------
                                                                                                        (PRO FORMA)
                                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................................   23,867,763    16,271,057   16,271,057
  Short-term investments available for sale................................   32,441,912    23,080,853   23,080,853
  Prepaid expenses and other current assets................................      865,000     1,837,032    1,837,032
                                                                             ------------  -----------  ------------
    Total current assets...................................................   57,174,675    41,188,942   41,188,942
PROPERTY AND EQUIPMENT, net................................................   22,459,254    34,568,664   34,568,664
                                                                             ------------  -----------  ------------
OTHER ASSETS...............................................................    2,897,177     3,345,379    3,345,379
                                                                             ------------  -----------  ------------
    TOTAL..................................................................   82,531,106    79,102,985   79,102,985
                                                                             ------------  -----------  ------------
                                                                             ------------  -----------  ------------

                                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable.........................................................    1,779,702     2,843,092    2,843,092
  Accrued liabilities......................................................    7,690,288    14,132,412   14,132,412
  Current portion of long-term debt and capital lease obligations..........      910,535     1,546,649    1,546,649
                                                                             ------------  -----------  ------------
    Total current liabilities..............................................   10,380,525    18,522,153   18,522,153
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS...............................   69,154,936    73,082,574   73,082,574
                                                                             ------------  -----------  ------------
MANDATORILY REDEEMABLE PREFERRED STOCK.....................................   24,972,084    24,972,084       --
COMMITMENTS AND CONTINGENCIES (Notes 5, 6 and 11):
TOTAL STOCKHOLDERS' EQUITY (DEFICIT).......................................  (21,976,439)  (37,473,826) (12,501,742)
                                                                             ------------  -----------  ------------
      TOTAL................................................................   82,531,106    79,102,985   79,102,985
                                                                             ------------  -----------  ------------
                                                                             ------------  -----------  ------------

                       See notes to financial statements

                                 COINSTAR, INC.

                            STATEMENTS OF OPERATIONS

                                                        SIX MONTHS ENDED JUNE 30,    THREE MONTHS ENDED JUNE 30,
                                                      -----------------------------  ----------------------------
                                                          1996            1997           1996           1997
                                                      -------------  --------------  -------------  -------------
REVENUE.............................................  $   2,133,643  $    9,288,582  $   1,387,982  $   5,293,558

EXPENSES:
  Direct operating..................................      2,208,420       7,415,653      1,320,530      3,965,509
  Regional sales and marketing......................        614,756       1,601,824        406,602        971,916
  Product research and development..................      1,422,337       3,080,297        761,797      1,639,655
  Selling, general, and administrative..............      1,939,614       5,157,287      1,068,012      2,629,624
  Depreciation and amortization.....................      1,294,977       3,842,538        795,793      2,158,210
                                                      -------------  --------------  -------------  -------------
  Loss from operations..............................     (5,346,461)    (11,809,017)    (2,964,752)    (6,071,356)

OTHER INCOME (EXPENSE):
  Interest income...................................        254,553       1,019,707         94,592        439,669
  Interest expense..................................       (254,936)     (4,758,676)      (167,573)    (2,414,608)
                                                      -------------  --------------  -------------  -------------
NET LOSS............................................  $  (5,346,844) $  (15,547,986) $  (3,037,733) $  (8,046,295)
                                                      -------------  --------------  -------------  -------------
                                                      -------------  --------------  -------------  -------------
UNAUDITED PRO FORMA INFORMATION (Note 1):
Pro forma net loss per share........................  $       (0.51) $        (1.49) $       (0.29) $       (0.77)
                                                      -------------  --------------  -------------  -------------
  Pro forma weighted average shares outstanding.....     10,459,883      10,459,883     10,459,883     10,459,883
                                                      -------------  --------------  -------------  -------------
                                                      -------------  --------------  -------------  -------------

                       See notes to financial statements.

                                 COINSTAR, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                        SERIES A              SERIES B
                                COMMON STOCK        PREFERRED STOCK        PREFERRED STOCK     CONTRIBUTED
                            --------------------  --------------------  ---------------------  CAPITAL FOR  ACCUMULATED
                             SHARES     AMOUNT     SHARES     AMOUNT     SHARES      AMOUNT     WARRANTS      DEFICIT
                            ---------  ---------  ---------  ---------  ---------  ----------  -----------  ------------
BALANCE, December 31,
  1996....................    793,059  $  18,396    649,775  $ 649,775    895,506  $3,582,034   $2,621,160  $(28,847,804)

Exercise of stock
  options.................    190,953     75,331     --         --         --          --          --            --

Unrealized loss on short-
  term investments
  available for sale......     --         --         --         --         --          --          --            (24,732)

Net loss..................     --         --         --         --         --          --          --        (15,547,986)

BALANCE, June 30, 1997....    984,012  $  93,727    649,775  $ 649,775    895,506  $3,582,034   $2,621,160  $(44,420,522)
                            ---------  ---------  ---------  ---------  ---------  ----------  -----------  ------------
                            ---------  ---------  ---------  ---------  ---------  ----------  -----------  ------------


                               TOTAL
                            ------------
BALANCE, December 31,
  1996....................  $(21,976,439)
Exercise of stock
  options.................        75,331
Unrealized loss on short-
  term investments
  available for sale......       (24,732)
Net loss..................   (15,547,986)
BALANCE, June 30, 1997....  $(37,473,826)
                            ------------
                            ------------

                       See notes to financial statements.

                                 COINSTAR, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                       FOR THE SIX MONTHS ENDED
                                                                                    ------------------------------
                                                                                    JUNE 30, 1996   JUNE 30, 1997
                                                                                    --------------  --------------
OPERATING ACTIVITIES:
  Net loss........................................................................  $   (5,346,844) $  (15,547,986)
  Adjustments to reconcile net loss to net cash used by operating activities:
    Depreciation and amortization.................................................       1,294,185       3,842,538
    Debt discount amortization....................................................           7,558       4,445,130
    Accrued investment income.....................................................          21,195          60,091
    Cash provided (used) by changes in operating assets and liabilities:
      Prepaid expenses and other current assets...................................  $     (131,146) $     (972,033)
      Other assets................................................................           9,034        (586,555)
      Accounts payable............................................................         966,662       1,063,389
      Accrued liabilities.........................................................       2,781,247       6,442,123
                                                                                    --------------  --------------
  Net cash provided (used) by operating activities................................  $     (398,109) $   (1,253,303)

INVESTING ACTIVITIES:
  Purchase of short-term investments..............................................        --        $  (11,916,020)
  Sale of short-term investments..................................................        --            21,192,254
  Purchase of fixed assets........................................................  $   (9,651,190)    (15,392,219)
  Payment of security deposit.....................................................        (134,072)       --
                                                                                    --------------  --------------
  Net cash used by investing activities...........................................  $   (9,785,262) $   (6,115,985)

FINANCING ACTIVITIES:
  Repayment of equipment loans....................................................  $     (392,566) $     (302,749)
  Proceeds from long-term debt....................................................       3,547,823        --
  Proceeds from Series D Warrants exercised.......................................         128,148        --
  Proceeds from exercise of stock options.........................................          63,520          75,331
                                                                                    --------------  --------------
  Net cash provided (used) by financing activities................................  $    3,346,925  $     (227,418)
                                                                                    --------------  --------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..................................  $   (6,836,446) $   (7,596,706)

CASH AND CASH EQUIVALENTS:
  Beginning of period.............................................................  $   14,119,532  $   23,867,763
                                                                                    --------------  --------------
  End of period...................................................................  $    7,283,086  $   16,271,057
                                                                                    --------------  --------------
                                                                                    --------------  --------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest........................................  $      252,131  $      344,395

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
  Purchase of equipment financed by capital lease obligation......................  $      140,792  $      421,376

                       See notes to financial statements.

                                 COINSTAR, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          FOR THE THREE AND SIX MONTHS
                          ENDED JUNE 30, 1996 AND 1997

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    FINANCIAL STATEMENT PREPARATION: The financial statements as of and for the three and six months ended June 30, 1997 and 1996 are unaudited, but in the opinion of management include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position and results of operations and cash flows for the periods presented.

    These statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with management's discussion and analysis and with the Company's audited financial statements and the accompanying notes for the years ended December 31, 1996, 1995 and 1994. The results of operations for the three and six months ended June 30, 1997, are not necessarily indicative of the results to be expected for the entire year.

    UNAUDITED PRO FORMA BALANCE SHEET: The accompanying pro forma balance sheet as of June 30, 1997, which is unaudited, is presented as if the conversion of preferred stock into common stock occurred on such date, and excludes warrants to purchase 2,693,420 shares of common stock at a weighted average exercise price of $2.96 per share which expire upon the July 9, 1997 closing of the Company's initial public offering or 90 days thereafter. Such warrants may be exercised for cash or on a cashless basis at the option of the warrant holder.

    UNAUDITED PRO FORMA NET LOSS PER SHARE: Pro forma net loss per share is based on the weighted average number of shares outstanding during the period after consideration of the dilutive effect, if any, of options and warrants issued and outstanding, and after giving pro forma effect to the conversion of the Company's outstanding preferred stock, as described above, as if such conversion had occurred at the beginning of the periods presented. Pursuant to rules of the Securities Exchange Commission, all common stock warrants, and options issued by the Company at a price less than the initial public offering price during the 12 months preceding the closing date (using the treasury stock method until shares are issued) have been included in the calculation of common and common equivalent shares outstanding for the periods presented, regardless of their dilutive effect.

    RECLASSIFICATIONS: Certain reclassifications have been made to the 1996 financial statements to conform to the presentation used in 1997.

    NEW ACCOUNTING PRONOUNCEMENTS:  Statement of Financial Accounting Standards
(SFAS) No. 128, "EARNINGS PER SHARE," was recently issued and is effective for the Company's fiscal year ending December 31, 1997. This Statement requires a change in the presentation of earnings per share. Early adoption of this statement is not permitted. Management believes that the impact of the adoption of this Statement on the financial statements, taken as a whole, will not be material.

    SFAS No. 130, "REPORTING COMPREHENSIVE INCOME" and SFAS No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION," were also recently issued and are effective for the Company's year ending December 31, 1998. The Company is currently evaluating the effects of these Standards, however, management believes the impact of adoption will not be material to the financial statements, taken as a whole.

                                 COINSTAR, INC.

NOTE 2: INITIAL PUBLIC OFFERING

    In July 1997, the Company completed its Initial Public Offering of 3,000,000 shares of Common Stock at a purchase price of $10.50 per share for net proceeds of approximately $28.5 million (including approximately $1.0 million of estimated expenses.) The net proceeds received by the Company will be used (i) predominantly to fund capital expenditures and working capital in connection with the continued expansion of the Coinstar network, (ii) for product research and development, and deployment of enhancements to the Coinstar unit and the coin processing network and (iii) for general corporate purposes.

    Upon the July 9, 1997 closing of the offering, the preferred stock outstanding at June 30, 1997 was converted into common stock and certain common and preferred stock warrants are expected to be exercised.

NOTE 3: EXCHANGE OFFER

    On October 22, 1996, the Company completed a private placement offering of 95,000 units, each of which consisted of a $1,000 principal amount of 13% senior subordinated discount notes, due at maturity in 2006, and warrants to purchase seven shares of common stock of the Company, at an exercise price of $.01 per warrant share, subject to adjustment under certain circumstances.

    Pursuant to a related Registration Rights Agreement between the Company and the initial purchaser of the notes, the Company was required to agree to offer to exchange the notes (not registered under the Securities Act) for otherwise substantially identical notes registered under the Securities Act (the "Exchange Act"). The Registration Rights Agreement also identified certain events, including the Company's initial public offering, that require the Company to consummate such Exchange Offer.